Exhibit 99.5

JOINT FILING AND SOLICITATION AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of December 4, 2015, by and among (1) Laidlaw & Company (UK) Ltd., a full-service investment banking and brokerage firm incorporated in England & Wales (“Laidlaw”), Matthew D. Eitner and James P. Ahern (collectively, the “Laidlaw Parties”) and (2) Dr. John H. Leaman, Todd Johnson, Ben Snedeker, David Buchen and Timothy S. Callahan (Messrs. Leaman, Johnson, Snedeker, Buchen and Callahan, collectively the “Nominees” and, such Nominees together with the Laidlaw Parties, the “Parties” or, the “Group” and each, a “Party”).

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of Relmada Therapeutics, Inc., a Nevada corporation (the “Company”);

WHEREAS, the Parties wish to form a group for the purpose of (i) seeking the election of the Nominees to the Board of Directors of the Company (the “Board”) at the 2015 annual meeting of stockholders of the Company (including any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “2015 Annual Meeting”), (ii) seeking stockholder authority to withhold the vote of stockholders from counting towards a quorum at the 2015 Annual Meeting, (iii) seeking the consent of stockholders, pursuant to a consent solicitation, to expand the size of the Board and appoint certain of the Nominees to fill the newly created seats and to call a special meeting of the Company’s stockholders for the purpose of removing existing directors and appointing the Nominees, and (iv) taking all other action that the Group deems necessary to achieve the foregoing.

NOW, IT IS AGREED, this 4th day of December 2015 by the parties hereto:

1. In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned (collectively, the “Group”) agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company. Each member of the Group shall be responsible for the accuracy and completeness of his/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate. Laidlaw or its representative shall provide each member of the Group with copies of all Schedule 13D filings and other public filings to be filed on behalf of such member at least 12 hours prior to the filing or submission thereof.

2. So long as this agreement is in effect, each of the undersigned shall provide written notice to Greenberg Traurig, LLP (“GT”) of (i) any of their purchases or sales of securities of the Company; or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership. Notice shall be given no later than 12 hours after each such transaction.

3. Each of the undersigned agrees to form the Group for the purpose of (i) soliciting proxies or written consents for the election of the persons nominated by the Group to the Board at the 2015 Annual Meeting, (ii) seeking stockholder authority to withhold the vote of stockholders from counting towards a quorum at the 2015 Annual Meeting, (iii) seeking the consent of stockholders, pursuant to a consent solicitation, to expand the size of the Board and appoint certain of the Nominees to fill the newly created seats and to call a special meeting of the Company’s stockholders for the purpose of removing existing directors and appointing the Nominees, (iv) taking such other actions as the parties deem advisable, and (v) taking all other action necessary or advisable to achieve the foregoing.

4. Laidlaw agrees to directly pay all expenses incurred in connection with the Group’s activities set forth in Section 3 on the date hereof. Any expenses incurred, or expected to be incurred, by any Nominee in connection with the Group’s activities that such Nominee intends to submit for reimbursement by Laidlaw shall first be pre-approved by Laidlaw.

5. Each of the undersigned agrees that any SEC filing, press release or stockholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 3 shall be first approved by Laidlaw, or its representatives, which approval shall not be unreasonably withheld. Any Nominee that intends to engage in any communications with other stockholders of the Company on behalf of the Group shall first provide Laidlaw with reasonable notice of such communication and a reasonable opportunity to review and comment to the extent it is a written communication with respect to the Group’s activities. The Parties hereby agree to work in good faith to resolve any disagreement that may arise between or among any of the members of the Group concerning decisions to be made, actions to be taken or statements to be made in connection with the Group’s activities. The Parties further agree that the Laidlaw Parties shall be the primary decision makers with respect to the content and timing of the public or private communications and negotiating positions taken on behalf of the Group.

6. The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification. Nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he/it deems appropriate, in his/its sole discretion, provided that all such sales are made in compliance with all applicable securities laws.

7. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

8. In the event of any dispute arising out of the provisions of this Agreement or their investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State of New York.

9. Any party hereto may terminate his/its obligations under this Agreement on 24 hours’ written notice to all other parties, with a copy by fax to Dennis J. Block at GT, Fax No. (212) 805-5555.

10. Each party acknowledges that GT shall act as counsel for both the Group and Laidlaw and its affiliates relating to their investment in the Company.

11. The terms and provisions of this Agreement may not be modified, waived or amended without the prior written consent of each Party.

12. Each of the undersigned parties hereby agrees that this Agreement shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

LAIDLAW & COMPANY (UK) LTD.

/s/ Matthew D. Eitner
Name: Matthew D. Eitner
Title: Chief Executive Officer

/s/ Matthew D. Eitner
MATTHEW D. EITNER

/s/ James P. Ahern
JAMES P. AHERN

/s/ Dr. John H. Leaman
DR. JOHN H. LEAMAN

/s/ Dr. Todd Johnson
DR. TODD JOHNSON

/s/ Ben Snedeker
BEN SNEDEKER

/s/ David Buchen
DAVID BUCHEN

/s/ Timothy S. Callahan
TIMOTHY S. CALLAHAN